Exhibit 99.1

Designated Filer:	Warburg Pincus (Bermuda) Private Equity X, LLC
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 26, 2015

Explanation of Responses:

(1)            This Form 4 is filed on behalf of Warburg Pincus (Bermuda) Private Equity X, LLC, a Delaware limited liability company (“WPB”). Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda exempted limited partnership (“WPBX LP”), is the sole member of WPB. Warburg Pincus (Bermuda) X, L.P., a Bermuda exempted limited partnership (“WPX LP”), is the general partner of WPBX LP. Warburg Pincus (Bermuda) X, Ltd., an exempt company limited by shares (“WP X Ltd”), is the general partner of WPX LP. Warburg Pincus (Bermuda) Private Equity Ltd., an exempt company limited by shares (“WP Ltd”), is the sole shareholder of WP X Ltd (WPB, WPBX LP, WPX LP, WP X Ltd, and WP Ltd, collectively, the “Warburg Pincus Reporting Persons”).

(2)            On March 26, 2015, after receiving HSR approval, WPB sold an aggregate of 5,878,873 shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) (“Common Stock” and such entity, the “Company”), pursuant to a stock purchase agreement, dated as of March 5, 2015, with certain affiliates named therein (the “Stock Purchase Agreement”), at a price of $11.05 per share.

(3)            By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons was deemed to be beneficial owners of the 5,878,873 shares of Common Stock of the Company held by WPB, prior to the consummation of the transactions contemplated by the Stock Purchase Agreement.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than WPB, herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.

Due to the limitations on the number of Reporting Persons allowed on Form 4, Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and manager of WPBX LP, and certain affiliated funds, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.